November 10, 2006

Barrick’s Fair and Final Offer for NovaGold

Barrick Gold Corporation will host a conference call/webcast to discuss its US$16 fair and final offer for NovaGold Resources Inc. on
Tuesday, November 14th, at 4:00 p.m. ET.

North American callers dial: 800-709-2153

International callers dial: 416-904-7312

A live webcast of the Conference Call will be accessible on Barrick’s website at www.barrick.com.

The Conference Call will be available for replay until November 21st by calling 800-558-5253 for North American callers and
416-626-4100 for International callers, Reservation #21309753.

Additional Information
On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc. Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC's website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department.